                                 SCHEDULE 14A
                                (Rule 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only
     (as Permitted by Rule 14a-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              DIGEX, INCORPORATED
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:  N/A

   (2) Aggregate number of securities to which transaction applies:  N/A

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

   (4) Proposed maximum aggregate value of transaction:  N/A

   (5) Total fee paid:  N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:  N/A

   (2) Form, Schedule or Registration Statement No.:  N/A

   (3) Filing Party:  N/A

   (4) Date Filed:  N/A

   (5) Total fee paid:  N/A

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:  N/A

   (2) Form, Schedule or Registration Statement No.: N/A

   (3) Filing Party:  N/A

   (4) Date Filed:  N/A

                                 [LOGO] DIGEX

                                ONE DIGEX PLAZA
                            12050 BALTIMORE AVENUE
                             BELTSVILLE, MD 20705

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 13, 2002

                               -----------------

Dear Stockholder:

   You are cordially invited to attend the 2002 annual meeting of stockholders of Digex, Incorporated, to be held at the Digex Corporate Center, 14400 Sweitzer Lane, Room 1C26, Laurel, Maryland 20707, on Thursday, June 13, 2002, at 1 p.m. (Eastern Time), for the purposes set forth below:

    (1)To elect eight directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified; and

    (2)To transact such other business as may properly come before the meeting or any adjournments thereof.

   The Board of Directors has fixed the close of business on Tuesday, April 23, 2002, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof. All of our stockholders of record, authorized representatives and guests are invited to attend the annual meeting. If you have questions about this proxy statement or the meeting, please contact Investor Relations at (240) 456-3800.

   After reading the accompanying materials, please submit your proxy or voting instructions by telephone, over the Internet or by using a proxy or broker's vote instruction form. At this time, only stockholders whose shares are registered in the name of a bank or brokerage firm may vote by telephone or electronically using the Internet, as well as by mail. Please refer to your broker's vote instruction form for additional information and available voting options. If you submit your vote over the Internet, you will have the opportunity to agree to receive future stockholder documents electronically, via e-mail, and we encourage you to do so. If your broker's vote instruction form does not reference Internet or telephone voting information, please complete and return the vote instruction form in the envelope provided.

   Please vote your proxy whether or not you plan to attend the meeting. Should you attend in person, you may, if you wish, withdraw your proxy and vote your shares in person.

                                          By Order of the Board of Directors

                                          /s/ Mark K. Shull

                                          Mark K. Shull
                                          President and Chief Executive Officer

May 14, 2002

                              DIGEX, INCORPORATED
                                ONE DIGEX PLAZA
                            12050 BALTIMORE AVENUE
                             BELTSVILLE, MD 20705

                               -----------------

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON THURSDAY, JUNE 13, 2002

                               -----------------


   The enclosed proxy is solicited by the Board of Directors of Digex, Incorporated in connection with the annual meeting of stockholders of Digex to be held at the Digex Corporate Center, 14400 Sweitzer Lane, Room 1C26, Laurel, Maryland 20707, on Thursday, June 13, 2002, at 1 p.m. (Eastern Time), and at any and all adjournments thereof. The mailing address for our principal executive offices is One Digex Plaza, 12050 Baltimore Avenue, Beltsville, Maryland 20705. This proxy statement and accompanying proxy card is being first mailed to stockholders on or about May 22, 2002. Our annual report to stockholders for the year ended December 31, 2001, accompanies this proxy statement, but is not part of the proxy soliciting materials.

            Voting Rights, Solicitation and Revocability of Proxies

   Stockholders of record as of the close of business on April 23, 2002 are the only persons entitled to vote at the annual meeting. On the record date, there were issued and outstanding 25,519,461 shares of our Class A common stock, par value $.01 per share, and 39,350,000 shares of our Class B common stock, par value $.01 per share, the only outstanding securities entitled to vote at the annual meeting. Each share of our Class A common stock outstanding entitles the holder to one vote. Each share of our Class B common stock outstanding entitles the holder to ten votes. The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote at the annual meeting will constitute a quorum. Except in connection with the election of directors, abstentions and broker non-votes (i.e. shares of common stock represented at the annual meeting by proxies held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular voting matter) are counted as shares represented and voted at the annual meeting only for the purpose of determining the number of votes required to approve a proposal. However, shares of common stock represented by proxies that withhold authority to vote for a nominee for election as a director (including broker non-votes) will not be counted as a vote represented at the annual meeting for the purpose of determining the number of votes required to elect such nominee.

   Any stockholder giving a proxy will have the right to revoke it at any time prior to its exercise by giving written notice of revocation and duly executed proxy bearing a later date to Digex, Attention: Bruce F. Metge, Assistant Corporate Secretary or by voting in person at the annual meeting. Attendance at the annual meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the annual meeting. Unless otherwise specified in the proxy (and except for broker non-votes as described above), shares represented by effective proxies will be voted (i) FOR the election of the nominees for director and (ii) in the discretion of the proxy holders with respect to such other matters as may come before the annual meeting.

                             Cost of Solicitation

   The cost of solicitation, including the cost of preparing and mailing the notice of annual meeting of stockholders and this proxy statement, is being paid by us. In addition, we may reimburse brokers and other persons holding stock in the name of nominees for their expenses incurred in sending proxy materials to their principals and obtaining their proxies.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

   Eight directors are to be elected at the annual meeting, each to hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified. The election of directors requires the affirmative vote of a plurality of the votes represented and entitled to vote at the annual meeting. The Board of Directors of Digex has nominated the following persons for election as directors: Mark K. Shull, Ronald R. Beaumont, Gregory J. Clark,
K. William Grothe, Jr., Edith E. Holiday, Bert C. Roberts, Jr., Scott D. Sullivan, and Lawrence C. Tucker. Each of the nominees is currently a director of Digex. Ms. Holiday and Messrs. Clark and Tucker are the independent directors, as defined by the National Association of Securities Dealers ("NASD"), of Digex. In the event that any nominee for any reason is unable or unwilling to serve, the proxies may be voted for such substitute nominee as the present Board of Directors may determine. We are not aware of any nominee who will be unable or unwilling to serve as a director.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

   The names of the current directors of Digex standing for re-election, their ages as of March 31, 2002, and certain biographical information for each of them is set forth below:

          Nominee            Age                   Principal Occupation
          -------            ---                   --------------------
Mark K. Shull............... 46  President and Chief Executive Officer, Digex, Inc.
Ronald R. Beaumont (1)...... 53  Chief Operating Officer, WorldCom, Inc.
Gregory J. Clark (2)........ 59  Director, Nextera Enterprises, Inc.
K. William Grothe, Jr....... 46  Vice President, Corporate Development, WorldCom, Inc.
Edith E. Holiday (2)........ 50  Attorney; Former Assistant to the President of the United
                                   States and Secretary of the Cabinet
Bert C. Roberts, Jr......... 59  Chairman of the Board and Director, WorldCom, Inc.
Scott D. Sullivan........... 40  Executive Vice President and Chief Financial Officer,
                                 WorldCom, Inc.
Lawrence C. Tucker (1), (2)* 59  Partner, Brown Brothers Harriman & Co.

   -----
    (1)Member of the Compensation Committee
    (2)Member of the Audit Committee
     * Chairman of the committee

   Mark K. Shull has served as President, Chief Executive Officer, and a director of Digex since July 1999. From February 1997 to June 1999, he served as Vice President of the Web hosting and electronic commerce business unit of GTE Internetworking, an Internet infrastructure services provider. From March 1995 to January 1997, prior to GTE Internetworking's acquisition of BBN Planet Corporation, an Internet services provider, he served as Vice President of BBN Planet Corporation's Internet Business Solutions Group. Mr. Shull received his B.A. in public and international affairs from Princeton University and holds a J.D. from Stanford Law School.

   Ronald R. Beaumont has served as Vice President and a director of Intermedia and as a director of Digex since July 2001. Mr. Beaumont has served as Chief Operating Officer of the WorldCom group since December 2000 and of WorldCom since April 2002. From 1998 to December 2000, Mr. Beaumont served as the President and Chief Executive Officer of WorldCom's Operations and Technology unit. From December 1996 to 1998, Mr. Beaumont was President of WorldCom Network Services, a subsidiary of WorldCom.

   Gregory J. Clark has served as a director of Digex since November 2001. Mr. Clark has served as a director of Nextera Enterprises, Inc., a management consulting firm, and Vice Chairman of Knowledge Universe, the parent company of a diverse group of operating companies, including Nextera, with a common theme of helping individuals and businesses to realize their full potential, since January 2000. From 1998 to 1999, Mr. Clark served as President and Chief Operating Officer of Loral Space & Communications, which manufactures satellites and provides satellite services and communications. From 1994 to 1998, Mr. Clark served as President of News Technology Group, a division of News Corporation, which provides technology strategy and integration for News Corporation.

   K. William Grothe, Jr. has served as a director of Digex since August 2001. Mr. Grothe served as Vice President of Corporate Development of WorldCom since 1996. Prior to joining WorldCom, Mr. Grothe was Senior Vice President and Chief Financial Officer of MobileComm, a subsidiary of Bell South Corporation, a telecommunications company. Mr. Grothe received a B.S. in accounting from University of Illinois.

   Edith E. Holiday has served as a director of Digex since November 2001. Ms. Holiday is an attorney. Ms. Holiday served as the Assistant to the President of the United States and Secretary of the Cabinet from 1990 to 1993 and as General Counsel to the United States Department of Treasury from 1989 to 1990. She also presently serves as a director of various public companies, including: Amerada Hess Corporation, a global integrated energy company, since 1993; Hercules Incorporated, a manufacturer of specialty chemical products, since 1993; H.J. Heinz Company, a global marketer of high quality ketchup, sauces, meals, soups, snacks and infant foods, since 1994; Beverly Enterprises, Inc., a long term health care provider, since 1995; RTI International Metals Inc., a manufacturer of titanium and specialty mill products, since 1999; and Canadian National Railway Company, an operator of North American rail networks, since 2001. Ms. Holiday is also currently a director or trustee of various investment companies in the Franklin Templeton group of mutual funds.

   Bert C. Roberts, Jr. has served as a director of Digex since November 2001. Mr. Roberts has been the Chairman of the Board and a director of WorldCom since September 1998. From 1992 until September 1998, Mr. Roberts served as Chairman of the Board of MCI Communications Corporation, a telecommunications company. Mr. Roberts is a director of News Corporation Limited, a global media company; Valence Technology, Inc., a provider of lithium-ion polymer rechargeable batteries; and CAPCure, a private source of prostate cancer research funding. Mr. Roberts is a member of the Board of Trustees of Johns Hopkins University.

   Scott D. Sullivan has served as Secretary, Treasurer, Vice President, and a director of Intermedia and as a director of Digex since July 2001. Mr. Sullivan has served as Chief Financial Officer, Treasurer and Secretary of WorldCom since December 1994 and as Executive Vice President since April 2002. Mr. Sullivan has served as a director of WorldCom since 1996.

   Lawrence C. Tucker has served as a director of Digex since August 2001. Mr. Tucker has served as General Partner of Brown Brothers Harriman & Co. (BBH & Co.), a private banking firm, since January 1979. He also serves on the steering committee of BBH & Co. Currently, Mr. Tucker is a director of Riverwood Holdings, Inc., National Healthcare Corporation, VAALCO Energy Inc., US Unwired, Inc., Xspedius, Inc., Z-Tel Technologies, Inc., and WorldCom Ventures. Mr. Tucker served as a director of WorldCom, Inc. from May 1995 to November 1, 2000. Effective November 1, 2000, Mr. Tucker became an advisory director of WorldCom, Inc.

Meetings and Committees of the Board of Directors

   During 2001, our Board of Directors held eight meetings. All of the directors were in attendance at more than 75% of the meetings of the Board of Directors as well as the meetings of each committee of the Board of Directors on which they served. The Board of Directors has a standing Audit Committee and Compensation Committee.

   The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the results and scope of the audit and other services provided by our independent auditors; reviews our financial statements; and reviews and evaluates our internal control functions. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee has also considered whether the non-audit services provided to Digex by its independent accountants are compatible with maintaining auditor independence. From January 1, 2001 until June 30, 2001, the Audit Committee was composed of Philip A. Campbell, George F. Knapp and Richard
A. Jalkut, until the resignation of Mr. Knapp in February 2001. Jack E. Reich replaced Mr. Knapp and served on the Audit Committee through June 2001. Lawrence C. Tucker, Wilkie S. Colyer, and Alan A. McClure joined the Board of Directors and the Audit Committee in August 2001. Gregory J. Clark and Edith E. Holiday joined the Audit Committee in November 2001 and replaced Messrs. Colyer and McClure when they resigned. The chairman of the Audit Committee was Mr. Campbell through June 2001 and Mr. Tucker effective August 2001. Each of these directors were independent, as defined by the NASD, and met the applicable NASD requirements for financial literacy and financial expertise. The Audit Committee held four meetings during 2001.

   The Compensation Committee administers our Long-Term Incentive Plan and makes recommendations to the Board of Directors regarding executive compensation and salaries and incentive compensation for our employees and consultants. From January 1, 2001 until June 30, 2001, the Compensation Committee was composed of David C. Ruberg and Jack E. Reich. From July 1, 2001 until April 30, 2002, the Compensation Committee was composed of Bernard J. Ebbers, Ronald R. Beaumont, and Lawrence C. Tucker. The chairman of the Compensation Committee was Mr. Ruberg through June 2001 and Mr. Ebbers through April 2002. The Compensation Committee did not hold any meetings during 2001.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   Our current independent public accountants are Arthur Andersen LLP. Representatives of our auditing firm are expected to attend the annual meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders. In light of the recent highly publicized events involving Arthur Andersen LLP, our Board of Directors and Audit Committee are continuing to monitor the status of Arthur Andersen LLP, and will take whatever action is necessary to insure the continuity of our auditing function, including the appointment of a different independent auditing firm if such a change is determined to be in our best interest and the interest of our stockholders.

                   FEES OF PRINCIPAL INDEPENDENT ACCOUNTANTS

Audit Fees

   The aggregate fees billed for professional services rendered by Arthur Andersen LLP for the audit of our annual consolidated financial statements for the year ended December 31, 2001 and the review of the unaudited consolidated financial statements included in our Form 10-Q for the quarter ended September 30, 2001 were $225,000.

Financial Information Systems Design and Implementation Fees

   There were no professional services rendered by Arthur Andersen LLP involving financial information systems design and implementation in 2001.

All Other Fees

   The aggregate fees billed for professional services rendered by Arthur Andersen LLP for all non audit services in 2001 were $272,750. Non-audit services include fees for international tax, state and local tax and other tax services. Of such aggregate fees, $267,250 were incurred prior to the engagement of Arthur Andersen LLP as independent auditors of Digex in October 2001.

                              EXECUTIVE OFFICERS

   The names of the current executive officers of Digex, their ages as of March 31, 2002, other than Mr. Shull who is also a member of the Board of Directors, and certain biographical information for each of them is set forth below:

         Name          Age                            Position
         ----          ---                            --------
John J. Callari....... 51  Senior Vice President, Sales
Thomas Davidsson...... 38  Senior Vice President, Digex Europe
George L. Kerns....... 47  Senior Vice President, Service Delivery and Operations
Bruce F. Metge........ 45  Senior Vice President and General Counsel
Robert B. Patrick..... 30  Vice President, Strategy and Business Development
Rebecca Ward.......... 38  President, Product Management, Engineering and
                             Marketing Group
Howard C. Weizmann.... 53  Senior Vice President, Human Resources
T. Scott Zimmerman.... 40  Interim Chief Financial Officer, Vice President and Controller

   John J. Callari has served as Senior Vice President of Sales of Digex since March 2001. From September 1997 to March 2001, he served as Senior Vice President of Sales at WorldCom, Inc. where he managed all aspects of sales, service and strategic planning of the National Accounts division. Prior to that, Mr. Callari served as Regional Vice President of WorldCom since 1994. Mr. Callari holds a B.A. from Brooklyn College, and has had extensive marketing education at Columbia University and New York University.

   Thomas Davidsson has served as Senior Vice President of the European division of Digex since April 2000. From October 1998 through April 2000, he held various management positions with companies within Telia AB, a telecommunications company in Scandinavia, including the Vice President of Telia Megacom, Chief Financial Officer of the Telia Business Solutions division, and President of the Telia New Business division. From January 1996 to October 1998, he served as Managing Director of Alfa Laval Moatti in France, a subsidiary of Alfa Laval Group, a process equipment manufacturing company. Mr. Davidsson holds a B.S. in finance from Per Brahe Gymnasium in Sweden and an M.B.A. from the Stockholm School of Economics.

   George L. Kerns has served as Senior Vice President of Service Delivery and Operations of Digex since May 2001. From May 2000 to March 2001, he served as the Chief Operating Officer at HarvardNet, a Web hosting services provider, prior to its acquisition by Allegiance Telecom, Inc., a full-service business telecommunications and Internet services provider. From January 2000 to May 2000, he served as Vice President of Services at PhaseForward, an application services provider for clinical trials. From May 1995 to January 2000, Mr. Kerns served as Senior Vice President of Customer Services Delivery for GTE Internetworking and BBN Planet Corporation, prior to its acquisition by GTE Internetworking, where he directed operations for all lines of business. Mr. Kerns received a B.S. in mathematics from Furman University and an M.B.A. from the University of Georgia.

   Bruce F. Metge has served as Senior Vice President and General Counsel of Digex since July 2000. Prior to joining Digex, he served as Vice President and General Counsel for Onesoft Corporation, an e-commerce software company, and General Counsel for Madison River Communications, a telecommunications company formed to acquire and operate rural telephone companies. From January 1990 to December 1998, he served as Partner at the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo P.C. Mr. Metge is a member of the Illinois, District of Columbia, and Massachusetts bars. He received a B.A. in public policy sciences from Duke University and a J.D. from Northwestern University School of Law.

   Robert B. Patrick has served as Vice President of Strategy and Business Development of Digex since January 2000. From July 1999 to December 1999, he served as Vice President of Marketing of Digex. From September 1998 to June 1999, he served as Vice President of Marketing and Product Development of Digex. He served as Director of Business Development for Digex from September 1997 through September 1998. He joined Digex in September 1996, as Senior Manager of Windows NT Operations. From June 1993 to June 1996, he served as a Senior Consultant for Andersen Consulting. Mr. Patrick holds a B.S. in management information systems from George Mason University.

   Rebecca Ward has served as President of the Product Management, Engineering and Marketing Group of Digex since July 1999. From March 1991 to June 1999, she held various management positions at GTE Internetworking and BBN Planet Corporation, prior to its acquisition by GTE Internetworking, including most recently Vice President of Product Management and Engineering of the Web hosting and electronic commerce business unit of GTE Internetworking. Ms. Ward holds a B.S. in computer technology from Northeastern University and an M.S. in computer science from Boston University.

   Howard C. Weizmann has served as Senior Vice President of Human Resources of Digex since April 2001. From November 2000 to April 2001, he served as Vice President of Human Resources of Digex. From August 1994 to November 2000, he served as Managing Consultant of the Washington, DC office for Watson Wyatt Worldwide, a global human resources consulting firm. Prior to joining Watson Wyatt in March 1992 as an account manager, he served as Vice President in charge of pension and health benefits consulting at Aetna Life Insurance and also worked as an attorney for Drinker, Biddle and Reath L.L.P, a Philadelphia-based law firm. Mr. Weizmann holds a B.S. from Ohio University, an M.A. in anthropology from the University of Michigan and a J.D. from Georgetown University School of Law.

   T. Scott Zimmerman has served as interim Chief Financial Officer of Digex since December 2001 and as Vice President and Controller of Digex since November 1999. He has over 16 years of financial and information systems management experience, most recently as Director of Business Operation at GTE Internetworking from July 1998 to November 1999 and as Director of Finance and Controller at Genuity, Inc., an Internet infrastructure services provider, from July 1996 to July 1998. Mr. Zimmerman holds a B.A. in Economics and a B.S. in accountancy from University of Maryland. Mr. Zimmerman is a certified public accountant and a certified management accountant.

   No family relationship exists between any of our directors and executive officers.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth the total compensation of our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary and bonus for 2001 exceeded $100,000 (each a "named executive officer" and, collectively, the "named executive officers").

                                        Annual Compensation                Long-Term Compensation
                                 -----------------------------     ----------------------------------
                                                                   Securities  Securities
                                                    Other Annual   Underlying  Underlying   All Other
Name and Principal Position Year  Salary  Bonus (6) Compensation   Options (7) Options (8) Compensation
--------------------------- ---- -------- --------- ------------   ----------- ----------- ------------
 Mark K. Shull (1)......... 2001 $300,000 $219,600   $125,034 (10)        --          --    $  5,250 (9)
  President and Chief       2000  275,000  200,616    120,591 (10)   200,000          --       5,250 (9)
    Executive Officer       1999  125,000       --          --       500,000     103,190           --

 Rebecca Ward (2).......... 2001  250,000  183,675          --            --          --       2,552 (9)
  President, Product        2000  225,000  148,767    140,912 (11)    75,000          --       2,583 (9)
    Management,             1999   91,667   50,000     15,810 (11)   250,000      51,594           --
    Engineering and
      Marketing Group

 Timothy M. Adams (3)...... 2001  250,000  177,842    191,895 (10)        --          --     255,042 (12)
  Vice President and        2000  216,967   75,000     95,723 (10)    90,000          --       4,040 (9)
     Chief Financial        1999       --       --          --       250,000          --           --
     Officer

 Thomas Davidsson (4)...... 2001  219,477   86,345     38,601 (11)        --          --      21,215 (13)
  Senior Vice President,    2000  141,754       --          --       200,000          --      24,489 (13)
     Digex Europe

 Bruce F. Metge (5)........ 2001  214,583   78,469          --            --          --       2,583 (9)
  Senior Vice President     2000   87,948   25,000          --       200,000          --           --
    and General Counsel

--------

(1) Mr. Shull commenced employment with Digex in July 1999. Mr. Shull's 2001 annual base salary was $300,000 after a salary adjustment effective July 1, 2000. He has a target annual bonus opportunity equal to 60% of his base salary.

(2) Ms. Ward commenced employment with Digex in July 1999. Her 2001 annual base salary was $250,000 after a salary adjustment effective July 1, 2000. Effective January 1, 2000, she has a target annual bonus opportunity equal to 60% of her base salary.

(3) Mr. Adams was employed with Digex from January 2000 through December 2001. His 2001 annual base salary was $250,000 after a salary adjustment effective November 2000. Effective January 1, 2000, he had a target annual bonus opportunity equal to 60% of his base salary.

(4) Mr. Davidsson commenced employment with Digex in April 2000. His 2001 annual base salary was GBP 181,500 after salary adjustments in 2001 (approximately USD 260,000, calculated based on the foreign exchange rate at the effective date of adjustment). His annual base salary in 2000 was SEK 1,800,000 (approximately USD 200,000, calculated based on the foreign exchange rate at the initial date of employment). He has a target annual bonus opportunity equal to 50% of his base salary.

(5) Mr. Metge commenced employment with Digex in July 2000. His 2001 annual base salary was $225,000 after a salary adjustment effective June 2001. He has a target annual bonus equal to 50% of his base salary.

(6) Amounts represent bonuses paid during the listed fiscal year for prior fiscal year performance and/or signing bonuses.

(7) Represents the number of shares of Class A common stock of Digex underlying options granted to the named executive officers.

(8) Represents the number of shares of common stock of WorldCom underlying options. As a result of the Intermedia - WorldCom merger, whereby a subsidiary of WorldCom merged with and into Intermedia and Intermedia became a subsidiary of WorldCom (the "Intermedia-WorldCom Merger"), shares of Intermedia common stock underlying options outstanding and unexercised as of June 29, 2001 were exchanged for shares of WorldCom group common stock underlying options having the same terms and conditions as the Intermedia options, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.0319.

(9) Amounts represent the matching contribution paid by Digex and/or Intermedia to the 401(k) plan on behalf of the participant.

(10) Amount represents taxable fringe benefits received primarily for temporary housing and the reimbursement of taxes associated with these fringe benefits by Digex. Mr. Adams also received a local tax equalization reimbursement of $65,359 in 2001.

(11) Amount represents relocation expense. Amount for Mr. Davidsson also includes transportation allowance.

(12) Amount represents $250,000 paid in connection with Mr. Adams' termination of employment and matching contribution paid by Digex to the 401(k) plan on behalf of Mr. Adams.

(13) Amount represents contribution paid by Digex to Mr. Davidsson's Swedish retirement plan, calculated based on the average foreign exchange rate during the period. Actual amounts contributed were SEK 214,750 in 2001 and SEK 227,000 in 2000.

Options Granted During Fiscal Year 2001

   There were no grants of stock options to purchase Digex Class A common stock to our named executive officers during fiscal year 2001.

Aggregate Option Exercises in Fiscal 2001 and Fiscal Year-End Option Values

   The following table shows the number of shares received upon exercise, aggregate dollar value realized upon exercise, the number of unexercised shares of Digex Class A common stock as of December 31, 2001 and the year-end value of unexercised in-the-money options to purchase shares of Digex Class A common stock as of December 31, 2001 for each named executive officer.

                        Shares             Number of Securities
                       acquired           Underlying Unexercised     Value of Unexercised
                          on     Value          Options at          In-the-Money Options at
Name                   exercise Realized     December 31, 2001         December 31, 2001
----                   -------- -------- ------------------------- -------------------------
                                         Exercisable Unexercisable Exercisable Unexercisable
                                         ----------- ------------- ----------- -------------
Mark K. Shull.........    --      $ --     584,376      115,624       $  --       $   --
Rebecca Ward..........    --        --     164,063      160,937          --           --
Timothy M. Adams......    --        --     154,063      185,937          --           --
Thomas Davidsson......    --        --      75,000      125,000          --           --
Bruce F. Metge........    --        --      75,000      125,000          --           --

Employment Agreements

   Mark K. Shull. Mr. Shull's employment letter agreement provides for an initial annual base salary of $250,000, which is subject to annual review, and an annual bonus opportunity of 60% of his initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement also provides Mr. Shull with stock options to purchase 100,000 shares of Intermedia common stock, at an exercise price of $33.31, which are subject to the terms and conditions of the Intermedia 1996 Long-Term Incentive Plan, to vest in equal monthly installments over the 60-month period commencing on his date of employment./(1)/ On

July 29, 1999, Mr. Shull was granted options to purchase 500,000 shares of our Class A common stock, of which 250,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price of $17.00 per share. Options covering 25% of the 500,000 shares of our Class A common stock vested one year following the date of grant and the balance will vest in equal quarterly installments over the three years beginning July 29, 2000. Following a change of control of Digex or Intermedia, one-half of Mr. Shull's then unvested Digex options will vest immediately, and the remainder will vest on the first anniversary of the change of control if Mr. Shull continues to be employed by Digex at that date, or upon termination by Digex of Mr. Shull's employment (other than for cause), if earlier. Following a change of control of Intermedia, one-half of Mr. Shull's then unvested Intermedia options will vest immediately, and the remainder will vest on the first anniversary of the change of control if Mr. Shull continues to be employed by Digex or Intermedia or any of its subsidiaries at that date, or upon termination by Digex and, if applicable, Intermedia of Mr. Shull's employment (other than for cause), if earlier.

   If Mr. Shull is terminated by Intermedia or us for any reason other than for cause, we or Intermedia will pay his base salary as in effect at the time of termination through the later of July 1, 2001, or the first anniversary of the date of termination. Mr. Shull's entitlement to receive payments will terminate if he directly or indirectly knowingly hires, within six months following his date of termination, any employee of director-level or above who was employed by Intermedia or Digex on the date of his termination.

   Rebecca Ward. Ms. Ward's employment letter agreement provides for an initial annual base salary of $200,000, which is subject to annual review, and an annual bonus opportunity of 50% of her initial annual base salary that will be based on the achievement of certain corporate objectives. The agreement provides Ms. Ward with a signing bonus of $100,000, paid in two equal installments: upon commencement of employment with us, and after six months of employment. The agreement also provides Ms. Ward with stock options to purchase 50,000 shares of Intermedia common stock, at an exercise price of $33.31, which are subject to the terms and conditions of the Intermedia 1996 Long-Term Incentive Plan, to vest in equal monthly installments over the 60-month period commencing with the day the option grant was approved./ (1) On July 29, 1999, Ms. Ward was granted stock options to purchase 250,000 shares of our Class A common stock, of which 125,000 of these options will be exercisable at $5.00 per share and the balance will be exercisable at the initial public offering price of $17.00 per share. Options covering 25% of the 250,000 shares of our Class A common stock vested one year following the date of grant and the balance will vest in equal quarterly installments over the three years beginning July 29, 2000. Following a change of control of Digex or Intermedia, all of Ms. Ward's unvested Digex options will vest on the first anniversary of the change of control if Ms. Ward continues to be employed by Digex at that date, or upon termination by Digex of Ms. Ward's employment (other than for cause), if earlier. Following a change of control of Intermedia, all of Ms. Ward's Intermedia options will vest on the first anniversary of the change of control if Ms. Ward continues to be employed by Digex or Intermedia or any of its subsidiaries at that date, or upon termination by Digex of Ms. Ward's employment (other than for cause), if earlier. /

   If Ms. Ward is terminated by Digex for any reason other than for cause, we will pay her base salary as in effect at the time of termination through the later of January 1, 2002, or the first anniversary of the date of termination.

   Timothy M. Adams. Mr. Adams' employment letter agreement provides for an initial annual base salary of $210,000, which is subject to annual review, and an annual bonus opportunity of 50% of his initial annual base salary that will be based on the achievement of certain corporate objectives. The agreement provides Mr. Adams with a signing bonus of $75,000, paid in two equal installments: upon commencement of employment with us, and after six months of employment. The agreement also provides Mr. Adams with options to purchase 250,000 shares of our Class A common stock, of which 50,000 of these options will be exercisable at $10.00 per share and the balance will be exercisable at $34.00 per share. Options covering 25% of the 250,000 shares of our Class A common stock vested one year following the date of grant and the balance will vest in equal quarterly installments over the three years beginning December 1, 2000. Following a change of control of Digex or

Intermedia, all of Mr. Adams' unvested Digex options will vest on the first anniversary of the change of control if Mr. Adams continues to be employed by Digex at that date, or upon termination by Digex of Mr. Adams' employment (other than for cause) if earlier.

   If Mr. Adams is terminated by Digex for any reason other than for cause, Digex will pay his base salary and medical and dental benefits for a period of twelve months. Mr. Adams left Digex in December 2001.

   Thomas Davidsson. Mr. Davidsson's employment letter agreement provides for an initial annual base salary of SEK 1,800,000, which is subject to annual review, and an annual bonus opportunity of 50% of his initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement provides Mr. Davidsson with the option to receive (1) a vehicle equivalent to a Saab 95, which will include fuel expenses for business and private use and all maintenance costs, or (2) a car allowance in cash, paid monthly on a cost-neutral basis. The agreement also provides Mr. Davidsson with options to purchase 200,000 shares of our Class A common stock, of which 180,000 shares will be exercisable at $56.63 per share and 20,000 shares will be exercisable at $6.63 per share. Options covering 25% of the 200,000 shares of our Class A common stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the three years beginning June 6, 2000. Following a change of control of Digex, all of Mr. Davidsson's unvested Digex options will vest on the first anniversary of the change of control if Mr. Davidsson continues to be employed by Digex at that date, or upon termination by Digex of Mr. Davidsson's employment (other than for cause), if earlier.

   The employment letter agreement may be terminated by either Digex or Mr. Davidsson by providing six months advance written notice of termination. During the notice period, Mr. Davidsson may be removed from his position, but would remain entitled to the terms of the agreement. If Mr. Davidsson is terminated by Digex for any reason other than for cause, we will pay his base salary for a period of six months.

   Bruce F. Metge. Mr. Metge's employment letter agreement provides for an initial annual base salary of $200,000, which is subject to annual review, and an annual bonus opportunity of 50% of his initial annual base salary that will be based on the achievement of certain corporate and individual objectives. The agreement provides Mr. Metge with a signing bonus of $50,000, paid in two equal installments: upon commencement of employment with us, and after six months of employment. The agreement also provides Mr. Metge with options to purchase 200,000 shares of our Class A common stock, of which 175,000 shares will be exercisable at $67.94 per share and 25,000 shares will be exercisable price at $37.94 per share. Options covering 25% of the 200,000 shares of our Class A common stock will vest one year following the date of grant and the balance will vest in equal quarterly installments over the three years beginning June 30, 2000. Following a change of control of Digex, all of Mr. Metge's unvested Digex options will vest on the first anniversary of the change of control if Mr. Metge continues to be employed by Digex at that date, or upon termination by Digex of Mr. Metge's employment (other than for cause), if earlier.

   If Mr. Metge is terminated by Digex for any reason other than for cause, Digex will pay his base salary and medical and dental benefits for a period of twelve months.
--------
(1)As a result of the Intermedia - WorldCom Merger, shares of Intermedia common stock underlying options granted and outstanding as of June 29, 2001 were exchanged for shares of WorldCom group common stock underlying options in accordance with the merger agreement.

Retention Bonus Agreements

   We entered into retention bonus agreements with certain of our executive officers. Under the agreements, each such officer (or his or her estate) is entitled to receive the amounts set forth in the table below if (1) he or she is actively employed with us through and including November 1, 2003 or (2) prior to that time we terminate his or her employment without cause or his or her employment is terminated as a result of death or permanent disability. No officer is entitled to the retention bonus under this agreement, or any pro rata portion thereof, if his or her employment terminates prior to November 1, 2003 by reason of termination for cause, resignation for any reason or termination resulting from constructive discharge by us.

   At March 31, 2002, the potential retention bonus payable to executive officers consisted of the following:

                                                                                        Amount of
        Name                                     Position                            Retention Bonus
        ----                                     --------                            ---------------
Thomas Davidsson..... Senior Vice President, Digex Europe                            $      600,000
George L. Kerns...... Senior Vice President, Service Delivery and Operations              1,000,000
Bruce F. Metge....... Senior Vice President and General Counsel                             650,000
Robert B. Patrick.... Vice President, Strategy and Business Development                     534,600
Mark K. Shull........ President and Chief Executive Officer                               1,680,000
Rebecca Ward......... President, Product Management, Engineering, and Marketing
                       Group                                                              1,000,000
Howard C. Weizmann... Senior Vice President, Human Resources                                600,000
T. Scott Zimmerman... Interim Chief Financial Officer, Vice President and Controller        495,000
                                                                                     --------------
                                                                                     $    6,559,600
                                                                                     ==============

Director Compensation

   Our directors who are not employed by either Digex or Intermedia (or WorldCom effective July 1, 2001) receive an annual fee of $16,000 and a fee of $1,000 for each meeting (or $500 for each telephonic meeting) of the Board of Directors or committees of the Board of Directors attended in addition to reimbursement of actual out-of-pocket expenses incurred in connection with attending these meetings. Each such director is also granted stock options in accordance with the terms of the Digex Long-Term Incentive Plan.

         COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION /(1)/

Overview and Philosophy

   With WorldCom, Inc. becoming the majority stockholder of Digex, the new Compensation Committee of the Board of Directors is composed of three directors: Chairman Bernard Ebbers, Ronald Beaumont, and Lawrence Tucker. From January 1 to June 30, 2001, the Compensation Committee consisted of former Chairman David Ruberg and Jack Reich.

   The Compensation Committee is responsible for developing and making recommendations to the Board with respect to Digex's executive compensation policies and practices. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chairman of the Board and Chief Executive Officer and each of the other officers of Digex.

   Digex's executive compensation program is designed to enhance the value of Digex to stockholders. This is accomplished through policies and practices that facilitate the achievement of Digex's performance objectives, provide compensation that will attract and retain the superior talent required by its aggressive goals, and align the officers' interests with the interests of stockholders.

   The executive compensation program provides an overall level of compensation opportunity that is competitive within the Internet services industry, as well as with a broader group of companies of comparable size and complexity. The Compensation Committee uses its discretion to set individual executive compensation at levels warranted in its judgment by industry practice, company performance, individual performance, and internal equity. Digex's philosophy is to target annual cash compensation in the average range and total compensation in the third quartile as compared to industry practice.

Executive Compensation Program

   Digex's executive compensation program is generally comprised of base salary, annual cash incentive compensation, stock options, as well as various benefits (including medical insurance and a 401(k) plan) that are generally available to all of its employees. Severance compensation provisions may be offered to executive officers and key employees and are determined on an individual basis. In addition, the Board of Directors approved a retention bonus program established by the Compensation Committee for eligible executive officers and key employees of Digex in 2001.

Base Salary

   Base salary ranges for Digex's officers are set relative to companies in the Internet services industry and other similar companies. In determining actual salaries, the Compensation Committee takes into account individual responsibilities, experience, performance and specific issues particular to Digex.

   The Compensation Committee has set officers' salaries within a range of 20% above and below the average salary for officers in comparable positions within the Internet services industry, based on the experience and performance of the individual officer.

Annual Cash Incentive Compensation

   To provide Digex's officers and other key employees with direct financial incentives to achieve its annual and long-range goals, the Board currently maintains an annual performance based incentive compensation program for officers and other key employees. Early in each fiscal year, the Compensation Committee will set a target bonus amount for each officer. The Compensation Committee will approve several shared corporate objectives, individual objectives, and targets for each objective for each officer. The achievement of these objectives will determine the officer's eligibility to receive the target bonus. Any potential annual bonus amounts are paid to the officer in the year following the previous fiscal year's performance.

Stock Option Program

   Digex's Long-Term Incentive Plan (the "Plan") seeks to align the long-term interests of officers, employees, directors, and consultants with the interests of stockholders. The Plan is designed to create a strong and direct link between compensation and stockholder return and to enable officers, employees, and directors to develop and maintain a significant, long-term ownership position in Digex. The Plan contributes to Digex's ability to attract and retain the best available personnel. It also provides additional incentive to officers, employees, and directors to exert their maximum efforts toward the success of Digex.

   During 2001, the Board granted options to officers, employees, and directors to purchase shares of Class A common stock. Total options granted were 615,927, of which 100,000 shares were granted to an executive officer in 2001. Total cancellations and forfeitures were 2,491,743, of which 846,992 shares were forfeited by exiting officers, for the year. A total of 241,923 options were exercised in 2001. No options were exercised during the year by executive officers.

   In recommending option grants for officers, the Compensation Committee was guided by the number of options required to attract and retain officers with the talent, experience and skill required to help Digex achieve its goals and to ensure that the interests of these officers are aligned with those of the stockholders. In granting options to existing officers, the Compensation Committee considered the industry practices for similar positions, each officer's individual performance, level of responsibility and the potential impact of their position on Digex's performance, each officer's potential, and the number of options previously granted to each officer.

Retention Program

   In an effort to retain certain executive officers and key employees of Digex, the Compensation Committee and the Board approved the substance and amount of a retention program designed to retain these employees under a retention bonus agreement, personal loan and related promissory note. Management was directed to implement the program in consultation with the Compensation Committee.

   A pre-determined retention bonus amount is payable on November 1, 2003, if the officer or employee is (1) actively employed with Digex through and including November 1, 2003 or (2) if prior to that time Digex terminates his or her employment without cause or his or her employment is terminated as a result of death or permanent disability.

   In addition, as a part of its retention efforts, Digex also offered personal loans to the same executive officers and key employees in 2001. Principal and accrued interest on the loan is payable in full on the earlier of (1) November 1, 2003 or (2) the termination of employment of such officer or employee with us for any reason.

Chief Executive Officer Compensation

   The Compensation Committee determined the compensation package of Digex's President and Chief Executive Officer, Mark Shull. In 2001, Mr. Shull did not have an increase to base salary. His salary remains at $300,000. His target bonus opportunity is 60% of base salary. Mr. Shull has not received any bonus payments for 2001. There is a potential bonus award related to 2001 that may be payable in 2002, but at this time no decision has been made on the amount.

   The Compensation Committee believes that Mr. Shull's compensation package is in line with industry and market size standards and appropriate in light of his performance and Digex's plans for growth.

                                                  Bernard J. Ebbers, Chairman
                                                  Ronald R. Beaumont
                                                  Lawrence C. Tucker

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   From January 1, 2001 until June 30, 2001, the Compensation Committee was comprised of Messrs. Ruberg and Reich. Mr. Ruberg was the President, Chief Executive Officer, and a director of Intermedia, our parent, until the completion of the Intermedia - WorldCom Merger. From July 1, 2001 until April 30, 2002, the Compensation Committee was comprised of Messrs. Ebbers, Beaumont, and Tucker. Mr. Ebbers was the President, Chief Executive Officer, and a director of Intermedia and WorldCom through April 2002. Mr. Beaumont is Vice President and a director of Intermedia and Chief Operating Officer of WorldCom. No member of the Compensation Committee was at any time an officer or employee of Digex or any of its subsidiaries. For a description of certain relationships between Digex, Intermedia, and WorldCom, see "Certain Relationships and Related Transactions."

                     REPORT OF THE AUDIT COMMITTEE /(1)  /

   The primary function of our committee is to serve on behalf of the Board of Directors in providing oversight of Digex's financial reporting processes, public financial reports, internal accounting and financial controls, the internal audit function, and the independent audit of its annual consolidated financial statements.

   Management is responsible for Digex's financial statements and the financial reporting processes, including internal controls. The independent auditors are responsible for performing an independent audit of Digex's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

   In performance of our oversight function, we have met and held discussions with management and Arthur Andersen LLP, Digex's independent auditors since October 2001. Management represented to us that Digex's consolidated financial statements as of and for the year ended December 31, 2001 were prepared in accordance with generally accepted accounting principles, and we have reviewed and discussed the consolidated financial statements with management and the independent auditors. We discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Arthur Andersen LLP's judgments about the quality (not just the acceptability) of Digex's accounting principles as applied to financial reporting.

   Arthur Andersen LLP also provided us with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with Arthur Andersen LLP that firm's independence. We further considered whether the provision by Arthur Andersen LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors' independence.

   We discussed with Digex's internal auditors and Arthur Andersen LLP the overall scope and plans for their respective audits. We met with the internal auditors and Arthur Andersen LLP to discuss the results of their examinations, their evaluations of Digex's internal controls, and the overall quality of its financial reporting.

   Based on the reviews and discussions referred to above, and reliance on management, internal audit, and Arthur Andersen LLP, we recommended to the Board of Directors that Digex's audited consolidated financial statements referred to above be included in its Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                                  Lawrence C. Tucker, Chairman
                                                  Gregory J. Clark
                                                  Edith E. Holiday
--------

(1)The Reports of the Compensation Committee and Audit Committee are not deemed to be "soliciting material", is not deemed filed with the SEC, and is not to be incorporated by reference into any of our documents previously or prospectively filed with the SEC under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   The following describes our relationships and related transactions with WorldCom Inc., our indirect majority stockholder; Intermedia Communications, Inc., our parent; and any of our directors and executive officers.

WorldCom

   We have entered into four commercial agreements with certain subsidiaries of WorldCom, including a sales channel agreement, funding agreement, facilities agreement, and network agreement. Except for the funding agreement, all agreements expire on December 31, 2003 and permit either party to request for a 12-month extension from the initial term, provided that written notice be given to the other party by December 31, 2002 for the initial extension. The principal terms of the agreements are as follows:

Sales Channel Agreement

   Effective January 1, 2001, WorldCom agreed to purchase the Digex portfolio of managed Web hosting products for resale to WorldCom customers. If we satisfy certain service level and data center capacity commitments, WorldCom has agreed to purchase up to a total of $500.0 million during the period from 2001 through 2003. WorldCom has agreed to purchase $50.0 million and $192.0 million of managed hosting services in 2001 and 2002, respectively. In 2003, WorldCom has agreed to purchase a minimum amount of managed hosting services equal to the lesser of $260.0 million or an amount equal to four times the actual services purchased by WorldCom for resale in the fourth quarter of 2002 ("the Minimum Annual Commitment"). WorldCom agreed to compensate us, on a quarterly basis, for the full amount of operating losses before depreciation and amortization incurred in servicing WorldCom customers under the sales channel agreement, during 2001. However, in 2001 and thereafter, to the extent that we generate operating income before depreciation and amortization in servicing WorldCom under the sales channel agreement, we have agreed to share such operating income with WorldCom. WorldCom's participation in operating results is recognized as adjustments to revenue recognized under the sales channel agreement.

   Total revenues from WorldCom under the sales channel agreement include (1) actual managed hosting services purchased for resale by WorldCom and (2) the difference, if any, between actual managed hosting services purchased by WorldCom and WorldCom's Minimum Annual Commitment. These amounts are further adjusted for compensation due to or due from WorldCom as discussed above based upon the net results of activity under the agreement.

   For the year ended December 31, 2001, we recognized revenue from WorldCom of $29.3 million, of which total revenues of $29.1 million were recorded under the sales channel agreement. Total revenues from actual managed hosting services were $14.8 million. Total revenues for the difference between actual managed hosting services sold and the Minimum Annual Commitment were $32.3 million. These amounts were reduced by $18.0 million, representing WorldCom's share in the net earnings related to activity under the sales channel agreement.

Funding Agreement.

   Refer to "Borrowings from WorldCom and Intermedia" below.

Facilities Agreement

   Effective January 1, 2001, our managed Web hosting facilities were built and may continue to be built in several WorldCom data centers in the United States and around the world. We have leased and intend to continue to lease space from WorldCom at these data centers based on customer demand. The payments for the data center space and connections from the space to a WorldCom Internet Protocol network hub amounted to $1.7 million for the year ended December 31, 2001.

Network Agreement

   This agreement, effective January 1, 2001, provides us with terms to purchase bandwidth and connectivity from WorldCom in the United States to support our managed Web hosting activities. The payments for the dedicated Internet connections and WorldCom network services amounted to approximately $6.0 million for the year ended December 31, 2001.

Other Services

   WorldCom also provides us with certain operational services under vendor contracts or agreements in the ordinary course of business, such as facilities, telephone and other circuit related services. The following table reflects charges related to services provided to us by WorldCom in the ordinary course of business (in thousands):


                                                  Year ended
                                                 December 31,
                                                 ------------
                                                     2001
                                                 ------------
                   Other circuit related expense   $ 7,734
                   Telephone expense............     2,480
                   Rent expense.................       300
                                                   -------
                                                   $10,514
                                                   =======

   In January 2002, Digex entered into an affiliates facilities agreement, effective July 1, 2001, with WorldCom which permits Digex to rent general office space from WorldCom at certain facilities. The agreement expires when Digex ceases to be an affiliate of WorldCom, unless earlier terminated by either party. Rent expense for office space attributed to this agreement is included in the rent expense for 2001 presented above.

Intermedia

Note Purchase Agreement. Refer to "Borrowings from WorldCom and Intermedia" below.

General and Administrative Services Agreement

   On April 30, 1999, we entered into a general and administrative services agreement with Intermedia for Intermedia to provide Digex with back office and administrative services such as human resources, finance and accounting, tax services, investor relations, treasury, and information management services. This agreement had an initial term of two years and expired in April 2001. Under the terms of the amended agreement, Intermedia provided us with treasury services in the first quarter of 2001. The charge for these services was minimal in 2001.

   Intermedia has advised us that the fees paid by Digex to Intermedia under this agreement are intended to approximate Intermedia's estimated costs of providing the covered services to Digex. Because it is not practical to obtain quotes for all of these services from third parties, we cannot determine whether, and there can be no assurance that, the terms of this agreement were as favorable to us as would result from an arm's length negotiation with an unrelated third party.

Network Services Agreements

   Pursuant to three network services agreements between Intermedia and Digex entered into in July 1999, Intermedia provided us with east and west coast Internet transit, Internet access and managed firewall services.

These agreements had an initial term of two years and expired in July 2001. Subsequent to the expiration date, we continued with Intermedia's network services at the current monthly rate under the expired network agreements. The charge for these services amounted to $0.8 million in 2001. We believe the terms of the network services agreements were at least as favorable to us as they would be under similar arrangements between Digex and an unrelated third party.

Guaranty Agreement

   On October 31, 2000, Intermedia increased the commitments available to it under its revolving credit facility from $100.0 million to $350.0 million. As a subsidiary of Intermedia, we were a limited guarantor under the credit facility to the greater of $90.0 million or the amounts borrowed by us. Following the completion of the Intermedia - WorldCom Merger in July 2001, WorldCom repaid the total amount outstanding and terminated the credit facility effective August 2001.

Borrowings from WorldCom and Intermedia

   On July 31, 2001, we entered into a note purchase agreement with WorldCom whereby WorldCom has agreed to provide funding for the Digex business plans for 2001 and 2002 as approved by the Digex and WorldCom boards of directors. The Digex and WorldCom boards of directors have approved the Digex business plans for 2001 and 2002. Subject to the terms and conditions of the agreement, we will issue and WorldCom will purchase (or cause an affiliate to purchase) a series of senior notes up to an aggregate principal amount sufficient to satisfy our net cash requirements under the approved business plan. Interest on the unpaid principal balance is payable monthly at a rate equal to LIBOR plus 300 basis points. Repayment of principal is due on December 31, 2002, but may be extended to December 31, 2006 upon our election by written notice. We intend to make this election by December 2002, at which time amounts then outstanding will be repaid in equal monthly straight-line amortization payments of principal and interest through December 31, 2006. As a result, this debt has been classified as long-term. Any changes to our business plans that require increased funding would require the WorldCom board of directors' approval before WorldCom would be obligated to fund any such increase.

   We issued and WorldCom caused Intermedia to purchase a series of senior notes totaling $65.0 million to satisfy Digex's net cash requirements under its approved 2001 business plan. Through December 31, 2001, variable interest on the unpaid principal balance was paid monthly at an interest rate of 300 basis points over LIBOR rate (weighted average interest rate of 5.40%). Interest cost incurred and charged to expense related to the funding agreement with WorldCom was $0.9 million in 2001.

   In the second quarter of 2001, we borrowed $12.0 million from Intermedia. Through July 31, 2001, variable interest on the unpaid principal balance was paid monthly at an average LIBOR rate of approximately 4.50% per annum. We borrowed an additional $6.0 million on June 26, 2001 and $7.0 million on November 13, 2001 from Intermedia as an intercompany loan. The variable interest on the unpaid principal balance of the $13.0 million intercompany loan and $12.0 million promissory note was paid monthly at an interest rate of 300 basis points over LIBOR rate (weighted average interest rate of 5.67%) through December 31, 2001. Of total interest expense in 2001, interest cost incurred and charged to expense related to notes payable to related parties was $1.5 million.

   On January 14, 2002, we entered into a note purchase agreement, dated July 31, 2001, with Intermedia to refinance the $13.0 million intercompany loan and $12.0 million promissory note to Intermedia under a series of senior notes totaling $25.0 million. The terms of the agreement are substantially the same as the original note purchase agreement, dated July 31, 2001 between Digex and WorldCom, with the repayment of principal due on December 31, 2003. There is no option to extend the maturity date of the notes. Interest is payable monthly at an interest rate of 300 basis points over LIBOR. Accordingly, both loans are classified as long-term debt as of December 31, 2001.

Director Compensation

   In 2001, aggregate fees of $185,586 and $188,337 were paid to Richard Jalkut and Jack Reich, respectively, for their services as directors of Digex (including the annual fee and fees for attending meetings, including meetings of the special committee of the board of directors in connection with Intermedia's sale of its equity interest in Digex).

Notes Receivable from Executive Officers

   At March 31, 2002, personal loans to executive officers consisted of the following:

                                                                                           Amount of
          Name                                       Position                                Loan
          ----                                       --------                             -----------
Thomas Davidsson......... Senior Vice President, Digex Europe                             $   350,118
George L. Kerns.......... Senior Vice President, Service Delivery and Operations              583,530
Bruce F. Metge........... Senior Vice President and General Counsel                           379,295
Robert B. Patrick........ Vice President, Strategy and Business Development                   311,955
Mark K. Shull............ President and Chief Executive Officer                               980,331
Rebecca Ward............. President, Product Management, Engineering, and Marketing Group     583,530
Howard C. Weizmann....... Senior Vice President, Human Resources                              350,118
T. Scott Zimmerman....... Interim Chief Financial Officer, Vice President and Controller      288,848
                                                                                          -----------
                                                                                          $ 3,827,725
                                                                                          ===========

   Interest accrues on these loans at a rate of 3.82% per annum. For each officer, principal and accrued interest on the loan is payable in full on the earlier of (1) November 1, 2003 and (2) the termination of employment of such officer with us for any reason, including termination by us with or without cause, termination as a result of death or disability, resignation for any reason or termination resulting from constructive discharge.

                             BENEFICIAL OWNERSHIP

Digex

   The following table sets forth the beneficial ownership of Digex common stock, as of April 5, 2002 by:

       . those persons or groups who we know beneficially own more than 5% of the outstanding shares of any class of Digex common stock;

       .  each of our current directors and director nominees;

       .  each of our named executive officers; and

       .  all of our directors and executive officers as a group.

   The percentage of Digex common stock beneficially owned was calculated based on 25,519,461 shares of Class A common stock and 39,350,000 shares of Class B common stock outstanding on April 5, 2002. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the common stock owned by them. All of the outstanding shares of Class B common stock are indirectly owned by WorldCom, Inc. through its controlling interest in Intermedia. Class B common stock entitles the holder to 10 votes per share, while Class A common stock entitles the holder to one vote per share. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock.

                                                                              Percentage
                                                 Number of      Percentage  of Total Voting
                                                   Shares        of Class      Power of
                                                Beneficially   Beneficially     Common
               Beneficial Owner                    Owned          Owned          Stock
               ----------------                 ------------   ------------ ---------------
Class B common stock
--------------------
WorldCom, Inc.................................. 39,350,000 (1)    100.0%         93.9%
 500 Clinton Center Drive
 Clinton, MS 39056

Class A common stock
--------------------
WorldCom, Inc.................................. 39,350,000 (1)     60.7%         93.9%
 500 Clinton Center Drive
 Clinton, MS 39056

David J. Greene & Company, LLC.................  5,701,499 (2)     22.3%          1.4%
 599 Lexington Avenue
 New York, NY 10022

Deutsche Bank AG...............................  1,788,800 (3)      7.0%            *
 Taunusanlage 12
 D-60325
 Frankfurt am Main
 Federal Republic of Germany

INVESCO Funds Group Inc........................  1,694,300 (4)      6.6%            *
 4350 South Monaco Street
 Denver, CO 80237

Directors and Executive Officers:
Mark K. Shull..................................    671,876 (5)      2.6%            *
Rebecca Ward...................................    209,538 (6)        *             *
Timothy M. Adams...............................        842 (7)        *             *
Thomas Davidsson...............................     87,500 (5)        *             *
Bruce F. Metge.................................     87,550 (8)        *             *
Ronald R. Beaumont.............................          --          --            --
Gregory J. Clark...............................          --          --            --
K. William Grothe, Jr..........................          --          --            --
Edith E. Holiday...............................       5,000           *             *
Bert C. Roberts, Jr............................          --          --            --
Scott D. Sullivan..............................          --          --            --
Lawrence C. Tucker.............................          --          --            --
All directors and executive officers as a group
  (16 persons).................................  1,200,214 (9)      4.5%            *

      ---------------------
       *  less than 1%

      (1) Represents shares of Class B common stock held of record by Intermedia.

      (2) Based upon information set forth in a Schedule 13G/A filed with the SEC on April 9, 2002. David J. Greene and Company, LLC has sole voting power and sole dispositive power of 585,500 shares, shared voting power of 3,616,100 shares and shared dispositive power of 5,155,999 shares.

      (3) Based upon information set forth in a Schedule 13G filed with the SEC on February 1, 2002.

      (4) Based upon information set forth in a Schedule 13G filed with the SEC on February 8, 2002.

(5) Represents shares subject to options exercisable as of April 5, 2002 or within 60 days thereafter.

(6) Includes 204,688 shares subject to options exercisable as of April 5, 2002 or within 60 days thereafter.

(7) This officer left Digex in December 2001. Includes 842 shares of Digex Class A common stock held in Mr. Adams' Digex 401(k) plan investments. Mr. Adams has dispositive, but no voting power of those shares held in his 401(k) plan investments.

(8) Represents 50 shares of Digex Class A common stock held by Mr. Metge's spouse, with respect to which he disclaims any voting or dispositive power, and 87,500 shares subject to options exercisable as of April 5, 2002 or within 60 days thereafter.

(9) Includes 1,185,314 shares subject to options exercisable as of April 5, 2002 or within 60 days thereafter.

WorldCom

   On June 7, 2001, the shareholders of WorldCom approved the recapitalization of WorldCom which replaced its existing common stock with two new series of common stock that are intended to reflect, or track, the performance of the businesses attributed to the WorldCom group and the MCI group. Each share of its existing common stock was converted into one share of WorldCom group common stock and 1/25/th of a share of MCI group common stock. /

   The following table sets forth the beneficial ownership of WorldCom group and MCI group stock as of April 5, 2002 by:

    .  each of our current directors and director nominees;

    .  each of our named executive officers; and

    .  all of our current directors and executive officers as a group.

   As of April 5, 2002, we are not aware of any persons, individually or as a group, who were the beneficial owners of more than 5% of WorldCom group's or MCI group's issued and outstanding common stock or preferred stock. No person listed on the following table is the beneficial owner of any shares of WorldCom's preferred stock. Each director or executive officer has sole voting and investment power over the shares noted opposite his or her name except as set forth in the footnotes hereto.

   The percentage of class beneficially owned was calculated based on 2,962,808,468 shares of WorldCom group common stock outstanding and 118,325,109 shares of MCI group common stock outstanding at April 5, 2002.

                                            WorldCom group               MCI group
                                       ------------------------- -------------------------
                                        Number of    Percentage   Number of    Percentage
                                          Shares     of Shares      Shares     of Shares
                                       Beneficially Beneficially Beneficially Beneficially
           Beneficial Owner               Owned        Owned        Owned        Owned
           ----------------            ------------ ------------ ------------ ------------
Directors and Executive Officers:
Mark K. Shull (1).....................     60,195         *             --         --
Rebecca Ward (1)......................     28,720         *             --         --
Timothy M. Adams (2)..................        374         *             16          *
Thomas Davidsson......................         --        --             --         --
Bruce F. Metge........................         --        --             --         --
Ronald R. Beaumont (1)................  2,063,798         *             --         --
Gregory J. Clark......................         --        --             --         --
K. William Grothe, Jr. (3)............    110,462         *            437          *
Edith E. Holiday (4)..................      3,945         *             45          *
Bert C. Roberts, Jr. (5)..............  1,705,968         *         79,169          *
Scott D. Sullivan (6).................  3,264,438         *            223          *
Lawrence C. Tucker (7)................    106,361         *            359          *
All directors and executive
  officers as a group (16 persons) (8)  7,586,478         *         80,641          *

--------
 * Less than 1%

(1)Represents shares of WorldCom group stock subject to options exercisable as of April 5, 2002 or within 60 days thereafter.

(2)Includes 374 shares of WorldCom group stock and 16 shares of MCI group stock held in Mr. Adams' Digex 401(k) plan investments. Mr. Adams has dispositive, but no voting power over those shares held in his 401(k) plan investments.

(3)Includes 600 shares of WorldCom group stock and 24 shares of MCI group stock held as custodian for children; and 106,027 shares of WorldCom group stock subject to options exercisable as of April 5, 2002 or within 60 days thereafter.

(4)Includes 1,800 shares of WorldCom group stock and 40 shares of MCI group stock; 2,000 shares of WorldCom group stock held as custodian for children; 145 shares of WorldCom group stock and 5 shares of MCI group stock as to which Ms. Holiday has shared voting and dispositive power with her mother. Does not include 745 shares of WorldCom group stock and 20 shares of MCI group stock held by Ms. Holiday's spouse in which shares Ms. Holiday disclaims beneficial ownership; and 145 shares of MCI group stock held by Ms. Holiday's mother in which shares Ms. Holiday disclaims beneficial ownership.

(5)Includes 150,000 shares of WorldCom group stock and 25,000 shares of MCI group stock owned by a limited partnership in which Mr. Roberts is a general partner; and 698,602 shares of WorldCom group stock subject to options exercisable as of April 5, 2002 or within 60 days thereafter. Does not include 112,500 shares of WorldCom group stock and 10,000 shares of MCI group stock held by Mr. Roberts' spouse in which shares Mr. Roberts disclaims beneficial ownership.

(6)Includes 3,259,083 shares of WorldCom group stock subject to options exercisable as of April 5, 2002 or within 60 days thereafter.

(7)Includes 102,768 shares of WorldCom group stock subject to options exercisable as of April 5, 2002 or within 60 days thereafter.

(8)Includes 6,522,087 shares subject to options exercisable as of April 5, 2002 or within 60 days thereafter.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act requires each of our directors and executive officers, and persons who beneficially own more than 10% of the issued and outstanding shares of our common stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us copies of all Section 16(a) forms they file.

   Based solely on a review of the copies of the forms furnished to us or written representations by reporting persons, all of the filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with during the fiscal year ended December 31, 2001, except for:
Sandra Blaisdell, former Senior Vice President of WorldCom Business Unit and no longer an employee of the company, and John Callari, each of whom failed to file one Form 3 on a timely basis; and Lemis Altan, Wilkie Colyer, George Knapp, and Alan McClure, former directors or executive officers of the company, each of whom failed to file a Form 4 on a timely basis to report their termination of reporting person status.

                         COMPARATIVE STOCK PERFORMANCE

   The graph below compares the cumulative total stockholder return on the Class A common stock from the date of Digex's initial public offering on July 29, 1999 through December 31, 2001 with the cumulative total return on the the Inter@ctive Week Internet Index and Nasdaq Stock Market Index over the same period (assuming an investment of $100 in the Class A common stock, the Inter@ctive Week Internet Index and the Nasdaq Stock Market Index on July 29, 1999, and reinvestment of all dividends).



                                    [CHART]

                        07/29/99   09/30/99   12/31/99   03/31/00   06/30/00  09/30/00

Digex, Incorporated      $100.00    $139.34    $404.41    $652.58    $399.64   $275.74
Inter@active Week
 Internet Index          $100.00    $114.58    $203.31    $220.37    $175.63   $178.20
Nasdaq Composite         $100.00    $104.02    $154.14    $173.21    $150.23   $139.12



                        12/31/00   03/31/01   06/30/01   09/30/01   12/31/01

Digex, Incorporated      $132.35     $81.99     $76.47     $19.65     $17.59
Inter@active Week
 Internet Index           $99.14     $59.38     $67.00     $36.28     $51.74
Nasdaq Composite          $93.58     $69.71     $81.86     $56.77     $73.88

                             STOCKHOLDER PROPOSALS

   Stockholders who wish to submit proposals for inclusion in the proxy statement for our annual meeting to be held in 2003 must comply with and meet the requirements of Regulation 14a-8 of the Securities Exchange Act of 1934, as amended. Ordinarily, that regulation requires, among other things, that any proposal be included in the proxy statement for our annual meeting in 2003, must be received by us at our principal executive offices by February 13, 2003. Stockholder proposals should be addressed to Bruce F. Metge, Assistant Corporate Secretary, One Digex Plaza, 12050 Baltimore Avenue, Beltsville, Maryland 20705.

   In addition, if a stockholder presents a proposal for action at our 2003 annual meeting, but does not wish to have the proposal considered for inclusion in the proxy statement, notice of such proposal must be provided to us at the above address by April 30, 2003. The proxy solicited by the Board will confer discretionary authority to vote on any stockholder proposal presented at that meeting.

   However, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the anniversary date, then the notice must be given and received not earlier than 150 days prior to the annual meeting and not later than the close of business on the later of the 120/th day prior to the annual meeting or the 10th day following the day on which public announcement of the meeting is first made. /

                                 OTHER MATTERS

   We know of no matters other than the matters described above which will be presented at the annual meeting. However, if other matters are properly brought before the annual meeting, the persons voting the proxies will vote them as they deem in the best interest of Digex.

   Copies of our Annual Report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, but excluding exhibits, will be provided to stockholders without charge upon written request to Tania Almond, Investor Relations, Digex, Incorporated, One Digex Plaza, 12050 Baltimore Avenue, Beltsville, Maryland 20705.

                                                By Order of the Board of
                                                   Directors,

                                                /s/ Mark K. Shull

                                                Mark K. Shull
                                                President and Chief Executive
                                                   Officer

May 14, 2002

PROXY

                              DIGEX, INCORPORATED
            THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 13, 2002

     The undersigned hereby appoints Mark K. Shull with full power of substitution, to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Digex, Incorporated to be held at the Digex Corporate Center, 14400 Sweitzer Lane, Room 1C26, Laurel, Maryland 20707, on June 13, 2002 at 1 p.m., Eastern U.S. Time, and at any adjournments thereof.


     When this proxy is properly executed, the shares to which this proxy relates will be voted as specified. If no specification is made, the proxy will be voted for the Board of Director nominees. This proxy also authorizes the above designated proxy to vote in his discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

The Board of Directors recommends a vote FOR the Proposal:
1. ELECTION OF DIRECTORS

Nominees: Mark K. Shull, Ronald R. Beaumont, Gregory J. Clark, K. William Grothe, Jr., Edith E. Holiday, Bert C. Roberts, Jr., Scott D. Sullivan, Lawrence C. Tucker


[ ] For ALL Nominees      [ ] WITHHOLD vote from all Nominees       [ ]  For all Nominees,
                                                                         EXCEPT (list below):

________________________________________________________________________________
[See reverse side]

[continued from other side]

     Stockholders of record as of the close of business on April 23, 2002, are the only persons entitled to vote at the annual meeting or any adjournments thereof. Please vote your proxy whether or not you plan to attend the meeting so that your shares may be represented at the meeting.

     IMPORTANT-PLEASE SIGN AND RETURN PROMPTLY. Please sign exactly as name(s) appear(s) on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer.

[ ] Mark here for address change and note below


                                            ______________________________
                                            Date


                                            ______________________________
                                            Signature


                                            ______________________________
                                            Signature (joint owner)